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                                  EXHIBIT 23(a)



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the AIL Systems Inc. Employee Investment Plan of Eaton Corporation of our reports (a) dated January 20, 1997, with respect to the financial statements of Eaton Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1996, and (b) dated
April 15, 1997, with respect to the financial statements and schedules of the AIL Systems Employee Investment Plan included in the Plan's Annual Report on Form 11-K for the year ended December 30, 1996, both filed with the Securities and Exchange Commission.



                                                          ERNST & YOUNG LLP


Cleveland, Ohio

June 9, 1997






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